Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

Management Updates Fiscal 2011 Earnings Guidance

Secaucus, New Jersey – August 18, 2011 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced second quarter net sales for the thirteen weeks ended July 30, 2011 were $343.5 million, compared to $345.3 million in the second quarter of 2010. Comparable retail sales declined 5.6% in the second quarter of 2011.

Gross margin expanded to 33.6% in the second quarter of 2011, compared to 32.9% in the prior year. Strong customer response to the newly-designed product coupled with lower unit inventory levels resulted in higher average unit retails and lower markdowns in the quarter.

The Company’s focus on new store growth drove higher selling, general and administrative expenses in the second quarter of 2011 compared to the previous year, as planned. During the second quarter of 2011, the Company opened 28 new stores compared to 18 stores in 2010. Fiscal year-to-date, The Children’s Place opened 70 new stores compared to 34 stores in the first half of 2010.

The loss from continuing operations after tax was $9.8 million, or $0.38 per share, in the second quarter of 2011, compared to a loss of $8.3 million, or $0.30 per share, in the second quarter of 2010. The $0.38 per share loss was at the upper-end of the Company's guidance range for the quarter.

“Our strategy to significantly reduce the amount of unproductive inventory in our stores resulted in lower mark-downs and solid margin expansion during the quarter, despite higher product costs,” commented Jane Elfers, President and Chief Executive Officer of The Children’s Place. “The competitive environment was highly promotional throughout the quarter which constrained top-line sales. However, with our significantly improved merchandise and tightly controlled inventory, we were able to reach the high-end of our guidance range.”

Ms. Elfers concluded, “We enter the second half of 2011 with much stronger merchandise assortments, an excellent inventory position with conservative back-to-school unit buys, and carryover inventory down significantly compared to last year. While there remains a great deal of economic uncertainty, we believe we are well positioned to continue expanding gross margin in the third quarter and we are updating our fiscal 2011 earnings guidance to be in the range of $3.13 to $3.25 per share.”

Fiscal Year-to-Date
Net sales from continuing operations were $774.3 million fiscal year-to-date 2011, a 1% increase compared to $767.4 million for the same period last year. Comparable retail sales declined 4.3% fiscal year-to-date 2011.

Gross margin expanded to 38.6% from 38.2% fiscal year-to-date 2010.

Income from continuing operations after tax was $19.3 million, or $0.74 per diluted share, fiscal year-to-date 2011, compared to $19.7 million, or $0.70 per diluted share, last year.

PLCE – Second Quarter 2011 Financial Results

Share Repurchase Program
During the second quarter of fiscal 2011, the Company repurchased 586 thousand shares for approximately $28.1 million. During the first half of fiscal 2011, the Company repurchased 958 thousand shares for approximately $46.5 million. At the end of the quarter, there was $63.5 million remaining of the $100 million share repurchase program which was authorized by the Board of Directors in March 2011. Under the 2011 share repurchase program, the Company may repurchase shares in the open market at current market prices at the time of purchase or in privately negotiated transactions. The timing and actual number of shares repurchased under the program will depend on a variety of factors including price, corporate and regulatory requirements, and other market and business conditions. The Company may suspend or discontinue the program at any time, and may thereafter reinstitute purchases, all without prior announcement.

Outlook
The Company updated its earnings guidance for fiscal 2011 and now projects earnings per diluted share to be in the range of $3.13 to $3.25, compared to its previous guidance of $3.10 to $3.25.

The Company provided initial guidance for earnings per diluted share from continuing operations for the third quarter of 2011 to be in the range of $1.23 to $1.28.

The Company now expects negative low-single digit comparable retail sales for the third quarter and fiscal 2011, assuming the highly promotional environment continues into the back-half of the year.

The earnings guidance for the third quarter and fiscal 2011 assumes that currency exchange rates will remain where they are today, and does not include the impact of further potential share repurchases.

Amendment to Credit Facility
The Company also announced today that it has amended its bank credit facility to, among other things, extend the term for three years until August 2016, reduce the interest and fees applicable to borrowings and uses of letters of credit, and eliminate the maximum capital expenditures covenant. Currently, there are no amounts borrowed under the credit facility.

Conference Call Information
The Children’s Place will host a conference call to discuss its second quarter 2011 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.
The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children's Place” brand name. As of July 30, 2011, the Company operated 1,060 stores and an online store at www.childrensplace.com.

Forward Looking Statements
This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding store openings and earnings per diluted share from continuing operations. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 29, 2011. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by a further downturn in the economy or by other factors such as increases in the cost of gasoline and food, and the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Jane Singer, Vice President, Investor Relations, (201) 453-6955

(Tables Follow)

Table 1
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
 (Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010
Net sales	$343,508	$345,301	$774,314	$767,434
Cost of sales	227,943	231,727	475,102	474,156
Gross profit	115,565	113,574	299,212	293,278
Selling, general and administrative expenses	111,885	107,281	228,607	220,736
Asset impairment charges	980	1,222	1,378	2,152
Depreciation and amortization	18,478	18,199	36,229	35,824
Operating income (loss)	(15,778)	(13,128)	32,998	34,566
Interest (expense), net	(314)	(381)	(585)	(837)
Income (loss) from continuing operations before
income taxes	(16,092)	(13,509)	32,413	33,729
Provision (benefit) for income taxes	(6,315)	(5,241)	13,106	13,990
Income (loss) from continuing operations	(9,777)	(8,268)	19,307	19,739
Income (loss) from discontinued operations,
net of income taxes	-	35	-	(70)
Net income (loss)	$(9,777)	$(8,233)	$19,307	$19,669

Basic earnings (loss) per share amounts
Income (loss) from continuing operations	$(0.38)	$(0.30)	$0.74	$0.71
Income (loss) from discontinued operations	-	0.00	-	(0.00)
Net income (loss)	$(0.38)	$(0.30)	$0.74	$0.71
Basic weighted average common shares outstanding	25,738	27,755	25,925	27,669

Diluted earnings (loss) per share amounts
Income (loss) from continuing operations	$(0.38)	$(0.30)	$0.74	$0.70
Income (loss) from discontinued operations	-	0.00	-	(0.00)
Net income (loss)	$(0.38)	$(0.30)	$0.74	$0.70
Diluted weighted average common shares outstanding	25,738	27,755	26,163	28,027

Note: Table may not add due to rounding

Table 2
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 30,	January 29,	July 31,
	2011	2011*	2010
Assets:

Cash and investments	$151,503	$185,915	$198,228
Accounts receivable	22,760	16,121	18,905
Inventories	244,061	210,523	214,301
Other current assets	64,576	65,142	82,160
Total current assets	482,900	477,701	513,594

Property and equipment, net	331,277	320,601	318,255
Other assets, net	59,074	56,029	60,676
Total assets	$873,251	$854,331	$892,525

Liabilities and Stockholders' Equity:

Accounts payable	$67,738	$50,730	$68,564
Accrued expenses and other current liabilities	85,011	79,666	81,878
Total current liabilities	152,749	130,396	150,442

Other liabilities	120,623	116,208	116,931
Total liabilities	273,372	246,604	267,373

Stockholders' equity	599,879	607,727	625,152

Total liabilities and stockholders' equity	$873,251	$854,331	$892,525

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

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